Exhibit 10.18
AMENDMENT NO. 4
TO
CREDIT AGREEMENT
     Amendment No. 4 dated as of January 24, 2006 to CREDIT AGREEMENT dated as of January 21, 2004 (as amended and modified prior to the date hereof, the “Loan Agreement”), among BIOCREST MANUFACTURING, L.P., a Delaware limited partnership, having its principal office at 1834 State Highway 71 West, Cedar Creek, Texas 78612 (“Customer”), STRATAGENE CORPORATION, a Delaware corporation (formerly known as Stratagene Holding Corporation), having its principal office at 11011 North Torrey Pines Road, La Jolla, California 92037 (“Stratagene”), BIOCREST HOLDINGS, L.L.C., a Delaware limited liability company, having its principal office at 5320 Pine Meadow Road, Wilson, Wyoming 83014 (“BH LLC”), and MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., a corporation organized and existing under the laws of the State of Delaware having its principal office at 222 North LaSalle Street, 17th Floor, Chicago, IL 60601 (“MLBFS”).
     WHEREAS, MLBFS, Customer, Stratagene and BH LLC wish to amend the Loan Agreement in certain respects.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the parties hereto hereby agree as follows:
     1. Definitions. All capitalized terms used herein which are defined in the Loan Agreement and not otherwise defined herein are used herein as defined therein.
     2. WCMA L/C Line of Credit. MLBFS hereby renews the WCMA L/C Line of Credit for the period ending on July 31, 2008. By its execution of this Amendment No. 4, Customer confirms its approval of the changes to the definition of “Maturity Date” and “Maximum Letter of Credit Amount”.
     3. Amendments to Loan Agreement.
               (a) The definition of “Fixed Charge Coverage Ratio” in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:
““Fixed Charge Coverage Ratio” shall mean the ratio of: (a) EBITDA minus unfunded Capital Expenditures of Stratagene and its consolidated subsidiaries to (b) the sum of the aggregate principal and interest paid or accrued in respect of any Indebtedness by Stratagene and its consolidated subsidiaries (excluding any voluntary prepayment of the principal amount of any Indebtedness owed to MLBFS and excluding the prepayment by Stratagene in calendar year 2004 of $1,703,438 under a promissory note issued to JAS), the aggregate rental under Capital Leases paid or accrued by Stratagene and its consolidated subsidiaries, the amount of any Permitted Stock Repurchases, all payments made pursuant to clause (e) of Section 7.3(q), any dividends and other distributions paid or payable by Stratagene to its stockholders (excluding the one-time permitted dividend in the amount of $5,571,321 paid on January 6, 2006), any management fees paid to any Person other than a wholly owned domestic subsidiary of Stratagene or BH LLC, any earn-out payments made by Stratagene pursuant to the Merger Agreement, and taxes paid in cash (excluding adjustments to taxes paid in cash resulting from gains or losses associated with extraordinary transactions) (collectively “Fixed Charges”); all as determined in accordance with GAAP, consistently applied, on a trailing twelve-month basis or on an annual basis from the regular fiscal year end consolidated financial statements of Stratagene furnished to MLBFS pursuant to Section 7.2(a)(i) or 7.2(a)(ii) hereof, as the case may be.”
                (b) The definition of “Maturity Date” in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:
““Maturity Date” shall mean (i) in the case of the WCMA Reducing Revolving Loan, January 31, 2008, and (ii) in the case of the WCMA L/C Line of Credit, July 31, 2008 (subject to renewal in accordance with the terms hereof).”
               (c) The definition of “Maximum Letter of Credit Amount” in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:
“Maximum Letter of Credit Amount” shall mean, with respect to all Letters of Credit requested to be outstanding at the same time pursuant to Article VI (whether or not issued at the same time) an aggregate available amount not exceeding $5,748,416.44 for the period ending December 31, 2004; $4,820,273.98 for the period ending March 31, 2005; $4,085,273 for the period ending March 31, 2006; $3,845,273 for the period ending March 31, 2007; and $3,605,273 for the period ending March 31, 2008.
               (d) The definition of “Maximum WCMA Reducing Revolving Line of Credit” in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:
“Maximum WCMA Reducing Revolving Line of Credit” shall mean the lesser of (i) $9,000,000 and (ii) the Borrowing Base.
                (e) WCMA Reducing Revolving Loans. Article III of the Loan Agreement is hereby amended in its entirety to read as follows:

     “3.1 Commitment. Subject to the terms and conditions hereof, MLBFS hereby agrees to make the WCMA Reducing Revolving Loan to Customer up to an aggregate outstanding amount not to exceed the Maximum WCMA Reducing Revolving Line of Credit.
     3.2 Conditions of MLBFS’ Obligation. The Closing Date and MLBFS’ obligations to activate the WCMA Line of Credit for the WCMA Reducing Revolving Loan, as hereafter set forth, and make the WCMA Reducing Revolving Loan are subject to the prior fulfillment of each of the following conditions: (a) not less than two Business Days prior to any requested funding date, MLBFS shall have received a Closing Certificate, duly executed by Customer, setting forth, among other things, the amount of the WCMA Reducing Revolving Loan and the method of payment and payee(s) of the proceeds thereof; (b) after giving effect to the WCMA Reducing Revolving Loan, the aggregate outstanding principal amount of the WCMA Reducing Revolving Loan will not exceed the Maximum WCMA Reducing Revolving Line of Credit; and (c) the Commitment Expiration Date shall not then have occurred; and (d) each of the General Funding Conditions shall then have been met or satisfied to the reasonable satisfaction of MLBFS.
     3.3 Commitment Fee. In consideration of the agreement by MLBFS to extend the WCMA Reducing Revolving Loan and any subsequent WCMA Reducing Revolving Loan to Customer in accordance with and subject to the terms hereof, Customer paid on or before the Closing Date, a nonrefundable commitment fee in the amount of $9,000 to MLBFS. Customer acknowledges and agrees that such commitment fee has been fully earned by MLBFS, and that it will not under any circumstances be refundable.
     3.4 Use of Loan Proceeds. The proceeds of WCMA Reducing Revolving Loans shall be used for working capital in the ordinary course of business, or, with the prior written consent of MLBFS, for other lawful business purposes of Customer not prohibited hereby. Customer agrees that under no circumstances will the proceeds of any WCMA Reducing Revolving Loan be used: (i) for personal, family or household purposes of any person whatsoever, or (ii) to purchase, carry or trade in margin securities, or repay debt incurred to purchase, carry or trade in margin securities, whether in or in connection with the WCMA Account for WCMA Reducing Revolving Loans, another account of Customer with MLPF&S or an account of Customer at any other broker or dealer in securities, provided that the foregoing shall not prohibit or otherwise limit any of the foreign currency hedging activities engaged in by the Business Credit Parties in the ordinary course of business or (iii) unless otherwise consented to in writing by MLBFS, to pay any amount to Merrill Lynch and Co., Inc. or any of its subsidiaries, other than Merrill Lynch Bank USA, Merrill Lynch Bank & Trust Co. or any subsidiary of either of them (including MLBFS and Merrill Lynch Credit Corporation).

     3.5 Activation Date. Subject to the terms and conditions hereof, on the Closing Date MLPF&S activated a WCMA Line of Credit for WCMA Reducing Revolving Loans for Customer in the amount of the Maximum WCMA Reducing Revolving Line of Credit. The WCMA Reducing Revolving Loan will be funded out of the WCMA Line of Credit for WCMA Reducing Revolving Loans immediately after such activation (or, if otherwise directed in the Closing Certificate and hereafter expressly agreed by MLBFS, all or part of the WCMA Reducing Revolving Loan may be made available as a WCMA Line of Credit and funded by Customer).
     3.6 Subsequent WCMA Loans. Subject to the terms and conditions hereof, during the period from and after the Closing Date to the Maturity Date: (a) subject to Section 3.12, Customer may repay the outstanding principal amount of the WCMA Reducing Revolving Loans in whole or in part at any time without premium or penalty, and request a re-borrowing of amounts repaid on a revolving basis, and (b) in addition to WCMA Reducing Revolving Loans made automatically to pay accrued interest, as hereafter provided, MLBFS will make such WCMA Reducing Revolving Loans as Customer may from time to time request or be deemed to have requested in accordance with the terms hereof. Customer may request WCMA Reducing Revolving Loans by use of WCMA Checks, FTS, Visa® charges, wire transfers, or such other means of access to the WCMA Line of Credit for WCMA Reducing Revolving Loans as may be permitted by MLBFS from time to time; it being understood that so long as the WCMA Line of Credit for WCMA Reducing Revolving Loans shall be in effect, any charge or debit to the WCMA Account for WCMA Reducing Revolving Loans that but for the WCMA Line of Credit for WCMA Reducing Revolving Loans would under the terms of the WCMA Agreement for WCMA Reducing Revolving Loans result in an overdraft, shall be deemed a request by Customer for a WCMA Reducing Revolving Loan.
     3.7 Conditions of Subsequent WCMA Reducing Revolving Loans. Notwithstanding the foregoing, MLBFS shall not be obligated to make any WCMA Reducing Revolving Loan, and may without notice refuse to honor any such request by Customer, if at the time of receipt by MLBFS of Customer’s request: (a) giving effect to the WCMA Reducing Revolving Loan would cause the aggregate outstanding principal amount of the WCMA Reducing Revolving Loan to exceed the Maximum WCMA Reducing Revolving Line of Credit; or (b) the Maturity Date shall have occurred or the WCMA Reducing Revolving Loan shall have otherwise been terminated in accordance with the terms hereof; (c) Stratagene shall not have delivered the most recently required Borrowing Base Certificate (as defined in and pursuant to Section 7.2(a)(iv);or (d) an event shall have occurred and be continuing which shall have caused any of the General Funding Conditions to not then be met or satisfied to the reasonable satisfaction of MLBFS. The making by MLBFS of any WCMA Reducing Revolving Loan (including, without limitation, the making of a WCMA Reducing Revolving Loan to pay accrued interest or late charges, as hereafter provided) at a time when any one or more of said conditions shall not have been met shall not in any event be construed as a waiver of said condition or conditions or of any Default, and shall not prevent MLBFS at any time thereafter while any condition shall not have been met from refusing to honor any request by Customer for a WCMA Reducing Revolving Loan.
     3.8 WCMA Reducing Revolving Note. Customer hereby unconditionally promises to pay to the order of MLBFS, at the times and in the manner set forth in this Loan Agreement, or in such other manner and at such place as MLBFS may hereafter designate in writing: (a) the outstanding principal amount of all WCMA Reducing Revolving Loans; (b) interest at the Applicable Interest Rate on the outstanding principal amount of all WCMA Reducing Revolving Loans (computed for the actual number of days elapsed on the basis of a year consisting of 360 days), from and including the date on which each WCMA Reducing Revolving Loan is made until the date of payment of all WCMA Reducing Revolving Loans in full; and (c) on demand, all other sums payable pursuant to this Loan Agreement with respect to WCMA Reducing Revolving Loans, including, but not limited to, any late charges. Except as otherwise expressly set forth herein, Customer hereby waives presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate and all other notices and formalities in connection with the WCMA Reducing Revolving Loans and this Loan Agreement.
     3.9 Interest. (a) An amount equal to accrued interest on the daily outstanding principal amount of the WCMA Reducing Revolving Loans shall be payable by Customer monthly on each Interest Due Date, commencing with the first Interest Due Date after the Closing Date shall occur. Unless otherwise hereafter directed in writing by MLBFS on or after the Maturity Date, such interest will be automatically charged to the WCMA Account for WCMA Reducing Revolving Loans on the applicable Interest Due Date, and, to the extent not paid with free credit balances or the proceeds of sales of any Money Accounts then in the WCMA Account for WCMA Reducing Revolving Loans, as hereafter provided, such interest will be paid by a WCMA Reducing Revolving Loan, to the extent of availability, and added to the outstanding principal amount of WCMA Reducing Revolving Loans. All interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.
     (b) Upon the occurrence and during the continuance of any Event of Default, but without limiting the rights and remedies otherwise available to MLBFS hereunder or waiving such Event of Default, the interest payable by Customer hereunder shall at the option of MLBFS accrue and be payable at the Default Rate. The Default Rate, once implemented, shall continue to apply to the Obligations under this Loan Agreement and be payable by Customer until the date such Event of Default has been cured to the reasonable satisfaction of MLBFS.
     (c) Notwithstanding any provision to the contrary in any of the Loan Documents, no provision of the Loan Documents shall require the payment or permit the collection of Excess Interest. If any Excess Interest is provided for, or is adjudicated as being provided for, in the Loan Documents, then: (i) Customer shall not be obligated to pay any Excess Interest; and (ii) any Excess Interest that MLBFS may have received pursuant to this Article III or under any of the Loan Documents shall, at the option of MLBFS, be either applied as a credit against the then unpaid principal amount of WCMA Reducing Revolving Loans, or refunded to the payor thereof
     3.10 Repayment. Unless the WCMA Line of Credit for WCMA Reducing Revolving Loans shall have been earlier terminated pursuant to the terms hereof, on the last Business Day of January, 2008, the WCMA Line of Credit for WCMA Reducing Revolving Loans shall, without further action of either of the parties hereto, be terminated, Customer shall pay to MLBFS the outstanding principal amount of all outstanding WCMA Reducing Revolving Loans, if any, together with all accrued and unpaid interest thereon, and the WCMA Account for WCMA Reducing Revolving Loans, at the option of Customer, will either be converted to a WCMA Cash Balance (subject to any requirements of MLPF&S) or terminated.
     3.11 Mandatory Payments. CUSTOMER AGREES THAT IT WILL, WITHOUT DEMAND, INVOICING OR THE REQUEST OF MLBFS, FROM TIME TO TIME MAKE SUFFICIENT PAYMENTS ON ACCOUNT OF THE WCMA REDUCING REVOLVING LOAN BALANCE TO ASSURE THAT THE SUM OF THE WCMA REDUCING REVOLVING LOAN BALANCE WILL NOT AT ANY TIME EXCEED THE MAXIMUM WCMA REDUCING REVOLVING LINE OF CREDIT.”
               (e) Senior Debt To EBITDA. Section 7.3(h) of the Loan Agreement is hereby amended by deleting the text thereof and replacing said text with the words “Intentionally Omitted”.
                (f) Minimum Net Worth. Section 7.3(k) of the Loan Agreement is hereby amended in its entirety to read as follows:
     “Minimum Net Worth. Stratagene will have a Net Worth as of the fiscal year ended December 31, 2003 equal to the sum of (x) an amount equal to 95% of Stratagene’s Net Worth as of September 30, 2003 and (y) 75% of its net income for the quarter ended December 31, 2003 and for each fiscal quarter thereafter for fiscal quarters ending on or before September 30, 2004, Stratagene shall maintain a Net Worth in an amount equal to the sum of the Net Worth Stratagene was required to have for the fiscal quarter immediately preceding the date of determination, plus 75% of its net income for the fiscal quarter ending on the date of determination, plus 95% of the book value of Hycor on the Merger Effective Date; provided, however, that the net worth of each of Stratagene and Hycor shall be adjusted downwards in a manner satisfactory to MLBFS to take into account one-time merger related expenses incurred in connection with the Merger

Agreement and the transactions contemplated thereby (provided that with respect to Stratagene such adjustment shall not exceed (i) $2,082,000 if the Merger Agreement is terminated and the Merger Effective Date has not occurred or (ii) $4,532,000 if the Merger Effective Date occurs). Stratagene will have a Net Worth as of the fiscal year ended December 31, 2004 equal to or greater than $49,000,000; and for the fiscal quarters ended March 31, June 30 and September 30, 2005 and for each fiscal quarter thereafter Stratagene will have a Net Worth as of the end of each such fiscal quarter equal to or greater than $57,000,000. The Net Worth requirement set forth in this covenant shall be determined based on the fiscal quarter and year results reported in the financial statements furnished to MLBFS pursuant to Section 7.2 hereof.”
                (g) The Disclosure Schedule annexed to the Loan Agreement is hereby deleted in its entirety and replaced with the Disclosure Schedule attached hereto.
          4. Litigation Review. The parties acknowledge that MLBFS has agreed to enter into this Amendment No. 4 without completing a full review of all existing and potential litigation involving the Business Credit Parties. Accordingly, the Business Credit Parties hereby agree that within sixty (60) days after the date hereof the Business Credit Parties shall provide MLBFS with such information and documentation as MLBFS may require in connection with any such litigation. MLBFS reserves its right to declare an Event of Default under Section 7.5(g) of the Loan Agreement if MLBFS determines, in its reasonable discretion, that the outcome of any litigation, if adversely decided, could reasonably be expected to have a Material Adverse Effect.
          5. IP Review. The parties acknowledge that MLBFS has agreed to enter into this Amendment No. 4 without completing a full review of all Intellectual Property of the Business Credit Parties. Accordingly, the Business Credit Parties agree that, within sixty (60) days after the date hereof, the Business Credit Parties shall provide MLBFS with such information and documentation as MLBFS may require in connection with such Intellectual Property, including without limitation, information regarding the revenues associated with such Intellectual Property. MLBFS reserves its rights under Section 7.1(j) of the Loan Agreement, including without limitation its right to require additional instruments of assignment, pledges, consents and other further assurances in connection with such Intellectual Property.
          6. Representations and Warranties. In order to induce MLBFS to enter into this Amendment No. 4, Customer, Stratagene and BH LLC (with respect to itself only) makes the following representations and warranties to MLBFS which shall survive the execution and delivery hereof:
                (a) Each Business Credit Party is duly organized, validly existing and in good standing under the laws of its state of organization. Each Business Credit Party is qualified to do business and in good standing in each other state where the nature of its business or the property owned by it make such qualification necessary, except for such states where the failure to so qualify or be in good standing would not have a Material Adverse Effect;

                (b) The execution and delivery of this Amendment No. 4 has been authorized by all requisite action on the part of each Business Credit Party, this Amendment No. 4 has been duly executed and delivered by it, and this Amendment No. 4 and the Loan Agreement, as amended hereby constitute its legal, valid and binding obligations enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, moratorium laws from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and
               (c) No action of, or filing with, any governmental or public body or authority is required to authorize, or, except for the filing of this Amendment No. 4 with the Securities and Exchange Commission, is otherwise required in connection with the execution, delivery and performance of this Amendment No. 4 by Customer, Stratagene or BH LLC.
          7. Expenses. Customer shall pay all reasonable expenses, including, without limitation, reasonable legal fees, incurred by MLBFS in connection with the preparation, negotiation, execution and delivery and review of this Amendment No. 4, and all other documents and instruments executed in connection with this transaction.
          8. References to Loan Agreement. The Loan Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that after giving effect to this Amendment No. 4 all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement, as amended.
          9. Amendment No. 4. This Amendment No. 4 is limited as written and shall not be deemed (i) to be an amendment of or a consent under or waiver of any other term or condition of the Loan Agreement, or any of the other Loan Documents or (ii) to prejudice any right or rights which MLBFS now has or may have in the future under or in connection with the Loan Agreement or the other Loan Documents except as expressly waived hereby.
          10. Security Documents. It is agreed and confirmed that after giving effect to this Amendment No. 4 that each Loan Document remains in full force and effect.
          11. Condition Precedent. It is a condition to the effectiveness of this Amendment No. 4 that Customer shall have fulfilled the following conditions precedent to the satisfaction of MLBFS, determined in its sole and absolute discretion:
                (i) MLBFS shall have received original counterparts of this Amendment No. 4, executed and delivered by duly authorized officers of each of the parties hereto;
                (ii) MLBFS shall have received and approved the updated Disclosure Schedule referenced in Section 3(g) above;
                (iii) MLBFS shall have received irrevocable non-refundable payment of the $9,000 commitment fee referenced in Section 3.3 of the Loan Agreement (as amended hereunder);

                (iv) Customer shall have paid the fees and expenses of outside counsel to MLBFS;
                (v) MLBFS shall have received all other disclosure, information, affirmations, acknowledgments, instruments, certification under other forms of assurances as may be reasonably incidental to the transaction herein contemplated and reasonably requested by MLBFS.
          10. Governing Law. This Amendment No. 4, including the validity thereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois.
          11. Counterparts. This Amendment No. 4 may be executed by one or more of the parties to this Amendment No. 4 on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank, Signatures on Next Page]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 this 24th day of January 2006

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:	/s/ Patrick A. Lucas
Name: Patrick A. Lucas
Title: Vice President

BIOCREST MANUFACTURING, L.P.

By:	BioCrest Management, L.L.C.
Its:	General Partner

By:	/s/ Joseph A. Sorge, m.d.

Name: Joseph A. Sorge, M.D.
Title: Sole Member

STRATAGENE CORPORATION

By:	/s/ Joseph A. Sorge, m.d.

Name: Joseph A. Sorge, M.D.
Title: Chief Executive Officer

BIOCREST HOLDINGS, L.L.C.

By:	/s/ Joseph A. Sorge, m.d.

Name: Joseph A. Sorge, M.D.
Title: Sole Manager

The undersigned consent to the foregoing and acknowledge that the Loan Documents to which they are a party remain in full force and effect.

HYCOR BIOMEDICAL INC.

By:	/s/ Joseph A. Sorge, m.d.

Name: Joseph A. Sorge, M.D. Title: Chief Executive Officer

STRATAGENE CALIFORNIA

By:	/s/ Joseph A. Sorge, m.d.

Name: Joseph A. Sorge, M.D.
Title: Chief Executive Officer

BIOCREST CORPORATION

By:	/s/ Joseph A. Sorge, m.d.

Name: Joseph A. Sorge, M.D.
Title: Chief Executive Officer

BIOCREST MANAGEMENT, L.L.C.

By:	/s/ Joseph A. Sorge, m.d.

Name: Joseph A. Sorge, M.D.
Title: Sole Manager

BIOCREST LIMITED, L.L.C.

By:	/s/ Joseph A. Sorge, m.d.

Name: Joseph A. Sorge, M.D.
Title: Sole Manager

BIOCREST SALES, L.P.

By:	BIOCREST MANAGEMENT, L.L.C.
Its:	General Partner

By:	/s/ Joseph A. Sorge, m.d.

Name: Joseph A. Sorge, M.D.
Title: Sole Manager

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